Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-273605

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated August 3, 2023

and Prospectus dated August 2, 2023)

17,500,000 Shares

NNN REIT, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission on August 3, 2023 (the “Original Prospectus Supplement”) and the base prospectus dated August 2, 2023 (the “Prospectus”) relating to the offer and sale of up to 17,500,000 shares of our common stock, par value $0.01 per share, or our common stock, from time to time pursuant to the equity distribution agreement, dated August 3, 2023 (as may be amended from time to time, the “Equity Distribution Agreement”) with each of Wells Fargo Securities, LLC, BofA Securities, Inc., B. Riley Securities, Inc., BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Jefferies LLC, Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, TD Securities (USA) LLC, and Truist Securities, Inc. (in its capacity as sales agent or principal for its own account in connection with the offering and sale by us of shares of our common stock at a price agreed upon at the time of sale), and, together with Nomura Securities International, Inc. (acting through BTIG, LLC as agent) and except in the case of BTIG, LLC and Capital One Securities, Inc., in its capacity as agent for the forward purchaser in connection with the offering and sale of any shares of our common stock pursuant to a forward sale agreement, and each of Wells Fargo Bank, National Association, Bank of America, N.A., B. Riley Securities, Inc., Citibank, N.A., Jefferies LLC, Morgan Stanley & Co. LLC, Nomura Global Financial Products, Inc., Raymond James & Associates, Inc., Royal Bank of Canada, The Toronto-Dominion Bank and Truist Bank (in its capacity as purchaser of shares of our common stock pursuant to a forward sale agreement). Sales of shares of our common stock, if any, under this prospectus supplement, the Original Prospectus Supplement and the Prospectus may be made in transactions that are deemed to be “at-the-market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange, or by any other method permitted by law, including privately negotiated transactions, which may include block trades. This prospectus supplement should be read in conjunction with the Original Prospectus Supplement and the Prospectus.

On August 2, 2024, we entered into Amendment No. 1 (the “Amendment”) to the Equity Distribution Agreement with each of Wells Fargo Securities, LLC, BofA Securities, Inc., B. Riley Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Jefferies LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Truist Securities, Inc. (in its capacity as sales agent or principal for its own account in connection with the offering and sale by us of shares of our common stock at a price agreed upon at the time of sale and, together with Nomura Securities International, Inc. (acting through BTIG, LLC as agent) and except in the case of BTIG, LLC and SMBC Nikko Securities America, Inc., in its capacity as agent for the forward purchaser in connection with the offering and sale of any shares of our common stock pursuant to a forward sale agreement), and each of Wells Fargo Bank, National Association, Bank of America, N.A., B. Riley Securities, Inc., Citibank, N.A., Jefferies LLC, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Nomura Global Financial Products, Inc., Raymond James & Associates, Inc., Royal Bank of Canada, The Toronto-Dominion Bank and Truist Bank (in its capacity as purchaser of shares of our common stock pursuant to a forward sale agreement). Concurrently with our entry into the Amendment, we entered into a separate forward master confirmation, dated August 2, 2024, with Mizuho Markets Americas LLC.

This prospectus supplement is being filed (i) to reflect the exercise of Capital One Securities, Inc.’s termination right pursuant to Section 12(b) of the Equity Distribution Agreement, effective as of April 30, 2024, and (ii) to reflect the execution of the Amendment to (a) include Mizuho Securities USA LLC as a sales agent and forward seller, (b) SMBC Nikko Securities America, Inc. as a sales agent and (c) Mizuho Markets Americas LLC as a forward purchaser. Accordingly, in the Original Prospectus Supplement, each reference to the term “agent” is hereby amended to include Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc. and remove Capital One Securities, Inc., each reference to “forward seller” is hereby amended to include Mizuho Securities USA LLC, and each reference to “forward purchaser” is hereby amended to include Mizuho Markets Americas LLC.

As of the date of this prospectus supplement, we have issued 803,443 shares of our common stock pursuant to the Equity Distribution Agreement.

Investing in our common stock involves risks. You should consider the risks that we have described in “Risk Factors” beginning on page S-6 of the Original Prospectus Supplement, as well as those described in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and in our subsequent Quarterly Reports on Form 10-Q and other information that we file from time to time with the Securities and Exchange Commission, before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the Original Prospectus or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities

BofA Securities

B. Riley Securities

BTIG

Citigroup

Jefferies

Mizuho

Morgan Stanley

Raymond James

RBC Capital Markets

SMBC Nikko

TD Securities

Truist Securities

The date of this prospectus supplement is August 2, 2024